SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A-2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 19, 2003

Date of Report (Date of earliest event reported)

SinoFresh HealthCare, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-49764	65-1082270

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

516 Paul Morris Drive, Englewood, FL 34223

(Address of principal executive offices) (Zip Code)

(941) 681-3100

Registrant’s telephone number, including area code

SIGNATURES

Item 1 of Form 8-K dated September 18, 2003 and filed with the Securities and Exchange Commission on September 23, 2003, is hereby amended in its entirety as follows:

ITEM 1. CHANGE IN CONTROL OF REGISTRANT.

(a) In connection with the Merger Agreement by and among SinoFresh Corp., a Florida corporation (formerly known as e-Book Network, Inc. and currently known as SinoFresh HealthCare, Inc.) (the “Registrant”), SinoFresh Acquisition Corp., a Florida corporation, and SinoFresh HealthCare, Inc., a Delaware corporation (“HealthCare”) and Susan Parker dated September 8, 2003 (the “Merger Agreement”), Charles Fust, the former Chairman and CEO of HealthCare, and the current Chairman and CEO of the Registrant, beneficially received 5,361,400 shares of common stock and 1,500,000 shares of Series B Preferred Stock in the Registrant in exchange for his shares of stock in HealthCare.

Immediately following the effectiveness of the Merger Agreement, Charles Fust beneficially owned the following amount of Registrant’s stock:

Title of Class	Amount of Beneficial Ownership
Common Stock	5,361,400 shares (1)
Series A Preferred Stock	None
Series B Preferred Stock	1,500,000 shares (2)
Series C Preferred Stock	None

(1)	Represents 5,356,400 shares beneficially owned by the Charles Fust Family Limited Partnership, for which a corporation controlled by Mr. Fust is the general partner; and 5,000 shares owned by Mr. Fust’s spouse. Of these shares, 1,000,000 shares were inadvertently not shown as beneficially owned by Mr. Fust in the Form 8-K filed on September 23, 2003. At the time of the merger, the holders of common stock of HealthCare received one share of the Registrant’s common stock for every two shares of HealthCare common stock they beneficially owned. Prior to the merger, Mr. Fust was considering transferring 2,000,000 of his HealthCare shares (1,000,000 post-merger shares of the Registrant) to another entity. Although a HealthCare stock certificate for 2,000,000 shares had been prepared in the name of the other entity, Mr. Fust subsequently chose to beneficially own the shares through his family limited partnership.

(2)	Represents shares beneficially owned by the Charles Fust Family Limited Partnership, for which a corporation controlled by Mr. Fust is the general partner. Each share of Series B Preferred Stock of the Registrant converts into two shares of the common stock of the Registrant; and, each share of Series B Preferred Stock votes with the common stock on a two for one basis.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOFRESH HEALTHCARE, INC.

Date: March 24, 2004	By:	/s/ Charles Fust

Charles Fust Chairman and CEO